Exhibit 10.18

JOINDER AND THIRD LOAN MODIFICATION AGREEMENT

This Joinder and Third Loan Modification Agreement (this “Agreement”) is entered into as of January 12, 2023, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California 94105 (“Bank”), (b) MOLEKULE, INC., a Delaware corporation, whose address is 1301 Folsom Street, San Francisco, California 94103 (“Existing Borrower”), and (c) MOLEKULE GROUP, INC. (F/K/A AEROCLEAN TECHNOLOGIES, INC.), a Delaware corporation, whose address is 10455 Riverside Drive, Palm Beach Gardens, Florida 33410 (“New Borrower”). New Borrower and Existing Borrower, are hereinafter jointly and severally, individually and collectively, “Borrower”.

1.DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Existing Borrower to Bank, Existing Borrower is indebted to Bank pursuant to a loan arrangement dated as of March 22, 2021, evidenced by, among other documents, a certain Mezzanine Loan and Security Agreement dated as of March 22, 2021, between Existing Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of May 19, 2022, as further amended by a certain Second Loan Modification Agreement dated as of October 1, 2022 (the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.JOINDER TO LOAN AGREEMENT. New Borrower hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with the Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

3.SUBROGATION AND SIMILAR RIGHTS. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives with respect to all Obligations of such Borrower and the Obligations of any other Borrower any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale to the extent permitted by law) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement, the Loan Agreement or other Loan Documents, each Borrower irrevocably agrees that, until the Loan Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, any other obligations which by their terms are to survive the termination of the Loan Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of the Loan Agreement) have been satisfied, it shall not exercise any rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under the Loan Agreement or pursuant to any agreement providing for indemnification, reimbursement or any other similar arrangement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with the Loan Agreement or otherwise. If any payment is made to a Borrower in contravention of this Section 3, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

4.GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Bank a continuing lien upon and security interest in the Collateral set forth on Exhibit A of the Loan Agreement (as if such Collateral were deemed to pertain to the assets of New Borrower) of New Borrower, whether now owned or existing or hereafter created, acquired, or arising, and wherever located. New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Bank that are reasonably requested by Bank or necessary in order to grant a valid, perfected first priority security interest to Bank in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of the Loan Agreement to have superior priority to Bank’s Lien in the Loan Agreement). New Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code, and any such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s reasonable discretion.

5.REPRESENTATIONS AND WARRANTIES. New Borrower hereby represents and warrants to Bank that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to New Borrower, with the same force and effect as if New Borrower was named as “Borrower” in the Loan Documents in addition to Existing Borrower.

6.DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by (a) the Collateral as defined in the Loan Agreement, (b) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of March 22, 2021 between Existing Borrower and Bank, as amended by a certain First Amendment to Intellectual Property Security Agreement dated as of the date of May 19, 2022, and as further amended by a certain Second Amendment to Intellectual Property Security Agreement dated as of the date of this Agreement (as amended, the “Existing Borrower Intellectual Property Security Agreement”), and (c) the Intellectual Property Collateral as defined in a certain Intellectual Property Security Agreement dated as of the date of this Agreement between New Borrower and Bank (the “New Borrower Intellectual Property Security Agreement”) (together with any other collateral security granted to Bank, as amended, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

7.DELIVERY OF DOCUMENTS. Each Borrower hereby agrees that the following documents shall be delivered to Bank prior to or contemporaneously with delivery of this Agreement, each in form and substance satisfactory to Bank:

A.

a secretary’s corporate borrowing certificate for New Borrower with respect to New Borrower’s certificate of incorporation, by-laws, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement;

B.	consent of each Borrower’s shareholders, as necessary, authorizing the execution and delivery of this Agreement and the other documents required by Bank in connection with this Agreement;
C.	a long form Certificate of Good Standing for New Borrower certified by the Secretary of State of Delaware;
D.	certificates of Good Standing/Foreign Qualification, as applicable, certified by the Secretary of State (or equivalent agency) for each state in which New Borrower is qualified to do business;
E.	a second amendment to and ratification of subordination agreement from Trinity Capital, Inc.;
F.	an Intellectual Property Security Agreement between New Borrower and Bank;
G.	Intellectual Property search results and completed exhibits to the Intellectual Property Security Agreement between New Borrower and Bank;
H.	a second amendment to and ratification of intellectual property security agreement between Existing Borrower and Bank;

I.	the results of UCC searches for New Borrower indicating that there are no Liens other than Permitted Liens, and otherwise in form satisfactory to Bank;
J.	a Perfection Certificate for New Borrower; and
K.	a legal opinion (authority and enforceability) of New Borrower’s counsel dated as of the date of this Agreement together with the duly executed signature thereto.

8.MODIFICATIONS TO LOAN AGREEMENT.

1

Borrower hereby acknowledges and agrees that Borrower will deliver to Bank, each in form and substance satisfactory to Bank, on or before the date that is thirty (30) days from the date of this Agreement, (a) a landlord’s consent in favor of Bank for 10455 Riverside Drive, Palm Beach Gardens, Florida 33410, by the landlord thereof, together with the duly executed signatures thereto and (b) evidence of insurance (on Acord 28 and Acord 25 certificates, together with endorsements to the liability and property policies, as acceptable to Bank) for Borrower. Borrower acknowledges and agrees that the failure of Borrower to satisfy the requirements set forth in the immediately preceding sentence on or before the date that is thirty (30) days from the date of this Agreement shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2The Loan Agreement shall be amended by deleting the following text, appearing in the preamble thereof:

“THIS MEZZANINE LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 22, 2021 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and MOLEKULE, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.”

and inserting in lieu thereof the following:

“THIS MEZZANINE LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 22, 2021 (the “Effective Date”) by and among (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) (i) MOLEKULE, INC., a Delaware corporation (“Molekule”), and MOLEKULE GROUP, INC. (F/K/A AEROCLEAN TECHNOLOGIES, INC.), a Delaware corporation (“Molekule Parent”) (jointly and severally, individually and collectively, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank.”

3The Loan Agreement shall be amended by deleting the following text, appearing in Section 5.1 thereof:

“In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate” (the “Perfection Certificate”).”

and inserting in lieu thereof the following:

“In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by such Borrower entitled “Perfection Certificate” (collectively, the “Perfection Certificate”).”

4	The Loan Agreement shall be amended by deleting the following text, appearing in Section 6.2 thereof:

“(a)as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank (the “Monthly Financial Statements”);”

“(c)within sixty (60) days after the end of each fiscal year of Borrower, and promptly (but, in any event, with two (2) Business Days) following any Board-approved updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Borrower, and (ii) annual financial projections for such fiscal year (on a quarterly basis), in each case as approved by the Board and commensurate in form and substance with those provided to Borrower’s venture capital investors, together with any related business forecasts used in the preparation of such annual financial projections;”

and inserting in lieu thereof the following:

“(a)as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Molekule Parent’s consolidated operations for such month certified by a Responsible Officer and in a form reasonably acceptable to Bank (the “Monthly Financial Statements”);”

“(c)within sixty (60) days after the end of each fiscal year of Molekule Parent, and promptly (but, in any event, with two (2) Business Days) following any Board-approved updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of Molekule Parent, and (ii) annual financial projections for such fiscal year (on a quarterly basis), in each case as approved by the board of directors of Molekule Parent, together with any related business forecasts used in the preparation of such annual financial projections;”

5	The Loan Agreement shall be amended by deleting the following, appearing as Section 7.1 thereof:

“7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, unneeded, fully depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (g) consisting of any lease or sublease of real property (including the Transfer of any leasehold improvements whether or not fully depreciated) by Borrower; and (h) resulting from the abandonment, forfeiture or dedication to the public of Intellectual Property to the extent permitted by Section 6.7(a)(iii).”

and inserting in lieu thereof the following:

“7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) to any Borrower; (b) of Inventory in the ordinary course of business; (c) of worn-out, unneeded, fully depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (d) consisting of Permitted Liens and Permitted Investments; (e) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (f) consisting of Borrower’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (g) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States; (h) consisting of any lease or sublease of real property (including the Transfer of any leasehold improvements whether or not fully depreciated) by Borrower; and (i) resulting from the abandonment, forfeiture or dedication to the public of Intellectual Property to the extent permitted by Section 6.7(a)(iii).”

6	The Loan Agreement shall be amended by deleting the following, appearing as Sections 7.7 and 7.8 thereof:

“7.7Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that Borrower may (i) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) make cash payments in lieu of the issuance of fractional shares upon the conversion of convertible securities, stock splits, stock combinations or business combinations in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) per fiscal year, (iii) pay dividends solely in common stock; (iv) make purchases of capital stock in connection with the exercise of stock options or stock appreciation by way of a cashless exercise; and (v) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) sales of equity securities in bona fide venture financing transactions to the extent not prohibited by Section 7.2, (ii) the incurrence of Subordinated Debt,

(iii) transactions of the type described in and permitted pursuant to Section 7.7 hereof, (iv) Investments of the type described in and permitted under sub-clauses (f), (g) and (k) of the definition of Permitted Investments, (v) commercially reasonable and customary compensation or other incentive arrangements approved by the Board and (vi) other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.”

and inserting in lieu thereof the following:

“7.7Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that Borrower may (i) make such dividends, distributions or payments to any other Borrower, (ii) convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (iii) make cash payments in lieu of the issuance of fractional shares upon the conversion of convertible securities, stock splits, stock combinations or business combinations in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) per fiscal year, (iv) pay dividends solely in common stock; (v) make purchases of capital stock in connection with the exercise of stock options or stock appreciation by way of a cashless exercise; and (vi) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) any transactions between a Borrower and any other Borrower, (ii) sales of equity securities in bona fide venture financing transactions to the extent not prohibited by Section 7.2, (iii) the incurrence of Subordinated Debt, (iv) transactions of the type described in and permitted pursuant to Section 7.7 hereof, (v) Investments of the type described in and permitted under sub-clauses (f), (g) and (k) of the definition of Permitted Investments, (vi) commercially reasonable and customary compensation or other incentive arrangements approved by the Board and (vii) other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.”

7	The Loan Agreement shall be amended by inserting the following new Section 9.8 immediately after Section 9.7 thereof:

“9.8Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law by virtue of any other Borrower’s liability with respect to the Obligations, and (b) any right to require Bank to: (i) proceed against any Borrower; (ii) proceed against or exhaust any security of another Borrower; or (iii) pursue any other remedy against another Borrower. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives, until the payment in full of all Obligations (other than inchoate indemnity obligations, any other obligations which by their terms are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement) and the termination of this Agreement, all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement in violation of this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.”

8

The Loan Agreement shall be amended in the definition of “Permitted Indebtedness” in Section 13.1 thereof by (i) deleting “and” where it appears at the end of clause (k) thereof, (ii) deleting “.” where it appears at the end of clause (l) thereof, (iii) inserting in lieu thereof “; and” and (iv) adding the following text appearing at the end of the definition:

“(m)any Indebtedness of a Borrower to any other Borrower.”

9	The Loan Agreement shall be amended by inserting the following new definitions, to appear alphabetically in Section 13.1 thereof:

““Molekule” is defined in the preamble hereof.”

““Molekule Parent” is defined in the preamble hereof.”

““Third LMA Effective Date” is January 12, 2023.”

10	The Loan Agreement shall be amended by deleting the following definitions, appearing in Section 13.1 thereof:

““AeroClean Acquisition” means the acquisition by AeroClean Technologies, Inc. of one hundred percent (100.0%) of the equity securities of Borrower.”

““Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Permitted Liens).”

““Financing Event” is Borrower’s delivery, on or prior to January 31, 2023, of evidence satisfactory to Bank in its reasonable discretion, confirming that Borrower has received, on or after October 1, 2022 but on or prior to January 31, 2023, unrestricted and unencumbered net cash proceeds in an amount of at least Five Million Dollars ($5,000,000.00) from the sale of Borrower’s equity securities to, or a Subordinated Debt financing with, investors acceptable to Bank in its good faith business judgment.”

““IP Agreement” is that certain Intellectual Property Security Agreement between Borrower and Bank dated as of the Effective Date, as may be amended, modified or restated from time to time.”

““Key Person” is each of Borrower’s (a) Chief Executive Officer, who is Jaya Rao as of the Effective Date, and (b) Chief Technology Officer, who is Dilip Goswami as of the Effective Date.”

““Warrant” is, each and together, (i) that certain Warrant to Purchase Stock dated as of the Effective Date between Borrower and Bank, (ii) that certain Warrant to Purchase Stock dated as of the Effective Date between SVB Innovation Credit Fund VIII, L.P. and Bank, (iii) that certain Warrant to Purchase Stock dated as of the First LMA Effective Date between Borrower and Bank, (iv) that certain Warrant to Purchase Stock dated as of the First LMA Effective Date between SVB Innovation Credit Fund VIII, L.P. and Bank, each as amended, modified, supplemented and/or restated from time to time.”

and inserting in lieu thereof the following:

““AeroClean Acquisition” means the acquisition by Molekule Parent of one hundred percent (100.0%) of the equity securities of Molekule.”

““Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Molekule Parent (determined on a fully diluted basis) other than by the sale of Molekule Parent’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Molekule Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Permitted Liens).”

““Financing Event” is Borrower’s delivery, on or prior to January 31, 2023, of evidence satisfactory to Bank in its reasonable discretion, confirming that Molekule has received, on or after October 1, 2022 but on or prior to January 31, 2023, unrestricted and unencumbered net cash proceeds in an amount of at least Five Million Dollars ($5,000,000.00) from the sale of Molekule’s equity securities to, or a Subordinated Debt financing with, investors acceptable to Bank in its good faith business judgment.”

““IP Agreement” is, collectively, (a) that certain Intellectual Property Security Agreement between Molekule and Bank dated as of the Effective Date and (b) that certain Intellectual Property Security Agreement between Molekule Parent and Bank dated as of the Third LMA Effective Date, as may be amended, modified or restated from time to time.”

““Key Person” is each of Borrower’s Chief Executive Officer and Chief Financial Officer.”

““Warrant” is, each and together, (i) that certain Warrant to Purchase Stock dated as of the Effective Date between Molekule and Bank, (ii) that certain Warrant to Purchase Stock dated as of the Effective Date between Molekule and SVB Innovation Credit Fund VIII, L.P., (iii) that certain Warrant to Purchase Stock dated as of the First LMA Effective Date between Molekule and Bank, (iv) that certain Warrant to Purchase Stock dated as of the First LMA Effective Date between Molekule and SVB Innovation Credit Fund VIII, L.P., each as amended, modified, supplemented and/or restated from time to time.”

11	The Compliance Statement appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Statement attached as Schedule 1 hereto.
B.

ACKNOWLEDGEMENT OF DEFAULT; FORBEARANCE BY BANK. Borrower acknowledges that it is currently in default by virtue of Borrower’s failure to comply with the financial covenant set forth in Section 6.12 of the Loan Agreement (relative to the requirement that Borrower maintain a certain minimum Net Revenue) for the calendar quarter ended December 31, 2022 (the “Default”). Bank hereby agrees to forbear from exercising its rights and remedies with respect to the Default from the date of this Agreement until the earlier to occur of (a) the occurrence of any Event of Default (other than the Default) or (b) January 13, 2023. Bank further agrees that, in the event the AeroClean Acquisition closes on or prior to January 13, 2023, then the Default shall be deemed to be waived by Bank. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section 3.B. or anywhere in this Loan Modification Agreement shall be deemed or otherwise construed as a waiver by the Bank of the Default or any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise.

9.FEES AND EXPENSES. Borrower shall reimburse Bank for all documented legal fees and out-of-pocket filing and search expenses reasonably incurred by Bank in connection with this amendment to the Existing Loan Documents.

10.RATIFICATION OF INTELLECTUAL PROPERTY SECURITY AGREEMENTS.

(a)Existing Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the Existing Borrower Intellectual Property Security Agreement, and acknowledges, confirms and agrees that the Existing Borrower Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the Existing Borrower Intellectual Property Security Agreement, and shall remain in full force and effect.

(b)New Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the New Borrower Intellectual Property Security Agreement, and acknowledges, confirms and agrees that the New Borrower Intellectual Property Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in the New Borrower Intellectual Property Security Agreement, and shall remain in full force and effect.

11.PERFECTION CERTIFICATES.

(a)Existing Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of January 12, 2023 (the “Existing Borrower Perfection Certificate”), and acknowledges, confirms and agrees that the disclosures and information Existing Borrower provided to Bank in the Existing Borrower Perfection Certificate have not changed, as of the date hereof.

(b)In connection with this Agreement, New Borrower has delivered to Bank a Perfection Certificate signed by New Borrower dated as of the date of this Agreement (the “New Borrower Perfection Certificate”). New Borrower represents and warrants to Bank that: (i) New Borrower’s exact legal name is that indicated on the New Borrower Perfection Certificate and on the signature page hereof; and (ii) New Borrower is an organization of the type, and is organized in the jurisdiction, set forth in the New Borrower Perfection Certificate; (iii) the New Borrower Perfection Certificate accurately sets forth New Borrower’s organizational identification number or accurately states that New Borrower has none; (iv) the New Borrower Perfection Certificate accurately sets forth New Borrower’s place of business, or, if more than one, its chief executive office as well as New Borrower’s mailing address if different; and (v) all other information set forth on the New Borrower Perfection Certificate pertaining to New Borrower is accurate and complete.

Borrower hereby acknowledges and agrees that all references in the Loan Agreement to the “Perfection Certificate” shall mean and include, collectively, the Existing Borrower Perfection Certificate and the New Borrower Perfection Certificate.

12.CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

13.RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

14.RELEASE BY BORROWER.

A.

FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

B.	In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

C.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

D.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

E.	Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:
1

Except as expressly stated in this Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.

2	Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.

3The terms of this Agreement are contractual and not a mere recital.

4	This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.
5

Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

15.CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Agreement.

16.COUNTERSIGNATURE. This Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Agreement is executed as of the date first written above.

EXISTING BORROWER:

MOLEKULE, INC.

By:	/s/ Jonathan Harris

Name: Jonathan Harris

Title: Chief Executive Officer

NEW BORROWER:

MOLEKULE GROUP, INC. (F/K/A AEROCLEAN TECHNOLOGIES, INC.)

By:	/s/ Ritankar “Ronti” Pal

Name: Ritankar Pal

Title: Chief Operating Officer

BANK:

SILICON VALLEY BANK

By:	/s/ Sheila Colson

Name: Sheila Colson

Title: Managing Director

Schedule 1

EXHIBIT B